Exhibit 10.52

RESTRICTED STOCK GRANT AGREEMENT

PURSUANT TO BURLINGTON HOLDINGS, INC.

2006 MANAGEMENT INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”) is entered into as of                      between Burlington Stores, Inc. (formerly Burlington Holdings, Inc.), a Delaware corporation (the “Company”), and                      (the “Participant”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Burlington Holdings, Inc. 2006 Management Incentive Plan (as amended and restated, the “Plan”).

Recitals

WHEREAS, the Participant is an employee of Burlington Stores, Inc.;

WHEREAS, a predecessor to the Company, Burlington Coat Factory Holdings, Inc., has adopted the 2006 Management Incentive Plan (as amended and restated, the “Plan”) providing for the grant under certain circumstances of certain equity incentive awards, including shares of Restricted Stock, and the Company as assumed the Plan and all awards granted thereunder;

WHEREAS, the Company, under the terms and conditions set forth below, desires to grant Participant an Award of Restricted Stock (the “Award”) pursuant to the terms set forth in the Plan; and

WHEREAS, in consideration of the grant of the Award and other benefits, the Participant is willing to accept the Award provided for in this Agreement and is willing to abide by the obligations imposed on him under this Agreement and the Plan.

Provisions

NOW, THEREFORE, in consideration of the mutual benefits hereinafter provided, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and the Participant, intending to be legally bound, hereby agree as follows:

1. Restricted Stock Award. The Company hereby grants to the Participant, subject to the terms and conditions set forth or incorporated herein, an Award consisting of a total of                      shares of Common Stock, subject to adjustment under the Plan (the “Shares”). Upon the execution and delivery of this Agreement, the Company will, subject to Section 5 below, issue to the Participant the Shares granted hereunder, and such Shares shall constitute Restricted Stock pursuant to the Plan.

2. Effect of the Plan. The Award granted under this Agreement is subject to all of the terms and conditions of the Plan, which are incorporated by reference and made a part of this Agreement. The Participant will abide by, and the Award granted to the Participant will be subject to, all of the provisions of the Plan and of this Agreement, together with all rules and determinations from time to time issued by the Committee established to administer the Plan.

3. Restriction Period. The restriction period applicable to the Award granted hereunder is as follows:

(a)	All Shares shall be unvested at issuance. Subject to Section 3(b) below, 25% of the Shares shall vest on each of the first, second, third and fourth anniversary date of this Agreement (or the following business day if such date is not a business day) if the Participant remains continuously employed by the Company on such date; provided, that 100% of the Shares shall vest if Participant’s employment is earlier terminated as a result of the Participant’s death or Disability.

(b)	Following a “Change of Control” (as defined herein), vesting of unvested Shares shall not accelerate by reason of such Change of Control; provided, however, that 100% of the Shares shall vest if, following a Change of Control, the employment of the Participant is terminated by the Company or by the Subsidiary without Cause, or the Participant resigns with Good Reason.

(c)	All unvested Shares shall automatically be forfeited (and shall not vest) if the Participant’s employment with the Company shall terminate for any reason (other than as provided in Section 3(b) above in the case of termination by the Company without Cause or by the Participant for Good Reason following a Change in Control) prior to the earlier of the date on which they otherwise would have vested pursuant to Section 3(a) above.

(d)	Participant shall be entitled to receipt of all dividends paid by the Company on its Shares, as and when such dividends are declared and paid to holders of Shares; provided, any dividends on unvested Shares shall be held and paid to Participant within 10 days after the vesting of such Shares after becoming vested.

4. Withholding Taxes. The Administrator may make such provision for any applicable federal or state the withholding obligations of the Company pursuant to Section 6(a)(4) of the Plan. In addition, at least sixty (60) days prior to the time of vesting of any Shares granted under this Agreement, the Company will give notice thereof to the Participant. Participant shall deliver to the Company an amount in cash sufficient to satisfy all United States federal, state and local and non-United States tax of any kind (including Participant’s FICA and SDI obligations) which the Board, in its sole discretion, deems necessary to be withheld or remitted with respect to the Shares in order to comply with the U.S. Internal Revenue Code of 1986, as amended, and/or any other applicable law, rule or regulation (the “Minimum Withholding Tax”). Alternatively, at the Participant’s election, exercisable on or before ten (10) days prior to the date of vesting of such Shares, the Company shall have the right and power to deduct or withhold a number of Shares having a fair market value (as determined by the Board of Directors of the Company as of the date of vesting thereof) equal to the Minimum Withholding Tax; provided, however, that such option to shall be deemed to have been exercised in the case of accelerated vesting pursuant to Section 3(a) in the case of Participant’s death or Disability or pursuant to Section 3(b) in the case of termination of Participant’s employment by the Company or the Subsidiary or by the Participant for Good Reason following a Change of Control. Participant shall remain responsible for the payment of any remaining taxes payable on account of the vesting of Shares.

5. Delivery of Stock. Shares granted pursuant to this Agreement will be held in escrow by the Company on the Participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon. Whenever Shares subject to the Award are released from restriction, the Company shall issue such unrestricted Shares. The Company shall follow all requisite procedures to deliver such Shares to Participant; provided, however, that such delivery may be postponed to enable the Company to comply with applicable procedures, regulations or listing requirements of any governmental agency, stock exchange or regulatory agency. Alternatively, at the Company’s discretion, shares may be held by the Company or its transfer agent on the Participant’s behalf in book entry form.

6. Transferability of Award. This Award may only be transferred by will, and by the laws of descent and distribution. The terms of this Award, including the restriction and vesting provisions set forth in Section 3, shall be binding upon the executors, administrators, successors and assigns of the Participant.

7. Adjustment Upon Changes in Shares. In the event of a change in the Company’s capital structure, the adjustments provided for in Section 7(b) of the Plan shall be made to the number of Shares subject to the Award hereunder.

8. Section 83(b) Election. Participant agrees to inform the Company promptly, and provide a copy of the election filed by the Participant with the Internal Revenue Service, if the Participant makes an election under Section 83(b) of the Code to treat any portion of this Award as taxable compensation prior to the time the restrictions are removed from the Shares subject to this Award.

9. Amendments; Termination of Plan. The Administrator may amend this Award or terminate the Plan in accordance with Section 9 of the Plan.

10. Interpretation; Definitions. Any dispute regarding the interpretation of this Award shall be submitted by Participant or the Company to the Administrator, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on the Company and on the Participant.

The following terms shall have the following meanings:

“Change of Control” shall mean the occurrence of (a) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock either (i) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (ii) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction, (b) any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect from time to time), other than the Investors and their respective Affiliated Funds, excluding, in any case referred to in clause (a) or (b) any bona fide primary or secondary public offering; or (c) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Investors” shall mean Bain Capital Fund IX, L.P., Bain Capital Integral Investors, LLC, BCIP TCV, and LLC, BCIP Associates - G.

“Affiliated Fund” shall mean each corporation, trust, limited liability company, general or limited partnership or other entity under common control with any Investor or that receives investment advice from the investment adviser to any Investor or an investment adviser affiliated with such investment adviser.

11. Notices. All notices to the Company must be in writing, addressed and delivered or mailed to 1830 Route 130 North, Burlington, NJ 08016, Attention: General Counsel. All notices to the Participant must be in writing addressed and delivered or mailed to Participant at the address shown on the records of the Company.

12. Governing Law; Severability. This Agreement, and all determinations made and actions taken pursuant thereto, shall be governed under the laws of the State of Delaware. If any part of this Agreement shall be determined to be invalid or unenforceable, such part shall be ineffective only to the extent of such invalidity or unenforceability, without affecting the remaining portions hereof.

13. Non-Compete, Non-Solicitation; Confidentiality.

(a)	In further consideration of the Award granted to Participant hereunder, Participant acknowledges and agrees that during the course of Participant’s employment with the Company and its subsidiaries Participant shall become familiar, and during Participant’s employment with the predecessors of the Company and its subsidiaries, Participant has become familiar, with the Company’s trade secrets and with other confidential information and that Participant’s services have been and shall be of special, unique and extraordinary value to the Company and its subsidiaries, and therefore, Participant agrees that, during his or her employment with the Company and its subsidiaries and, if the Participant terminates his or her employment with the Company and its subsidiaries for any reason, for a period of one year thereafter (the “Non-Compete Period”), Participant shall not directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant or otherwise) own any interest in, operate, invest in, manage, control, participate in, consult with, render services for

(alone or in association with any person or entity), in any manner engage in any business activity on behalf of a Competing Business within any geographical area in which the Company or its subsidiaries currently operates or plans to operate. Nothing herein shall prohibit Participant from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Participant has no active participation in the business of such corporation. For purposes of this paragraph, “Competing Business” means each of the following entities, together with their respective subsidiaries and affiliates: TJ Maxx, Marshall’s, Ross Stores, Steinmart, Century 21, Forman Mills, and Schottenstein Stores.

(b)	During the Non-Compete Period, Participant shall not, directly or indirectly, and shall ensure that any person or entity controlled by Participant does not, (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire, directly or through another person, any person (whether or not solicited) who was an Participant of the Company or any subsidiary at any time within the one year period before Participant’s termination from employment, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, assist any Competing Business or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary (Participant understands that any person or entity that Participant contacted during the one year period prior to the date of Participant’s termination of employment for the purpose of soliciting sales from such person or entity shall be regarded as a “potential customer” of the Company and its subsidiaries as to whom the Company has a protectible proprietary interest) or (iv) make or solicit or encourage others to make or solicit directly or indirectly any defamatory statement or communication about the Company or any of its subsidiaries or any of their respective businesses, products, services or activities (it being understood that such restriction shall not prohibit truthful testimony compelled by valid legal process).

(c)

Participant acknowledges and agrees that the information, observations and data (including trade secrets) obtained by Participant while employed by the Company and its Subsidiaries concerning the business or affairs of the Company and its Subsidiaries are the confidential information (“Confidential Information”), and the property, of the Company and/or its Subsidiaries. Without limiting the foregoing, the term “Confidential Information” shall be interpreted as broadly as possible to include all observations, data and other information of any sort that are (i) related to any past, current or potential business of the Company or any of its Subsidiaries or any of their respective predecessors, and any other business related to any of the foregoing, and (ii) not generally known to and available for use by those within the line of business or industry of the Company or by the public (except to the extent such information has become generally known to and available for use by the public as a direct or indirect result of Participant’s acts or omissions) including all (A) work product; (B) information concerning development, acquisition or investment opportunities in or reasonably related to the business or industry of the Company or any of its Subsidiaries of which Participant is aware or becomes aware during the term of his employment; (C) information identifying or otherwise concerning any current, former or prospective suppliers, distributors, contractors, agents or customers of the Company or any of its Subsidiaries; (D) development, transition, integration and transformation plans, methodologies, processes and methods of doing business; (E) strategic, marketing, promotional and financial information (including all financial statements), business and expansion plans, including plans and information regarding planned, projected and/or potential sales, pricing, discount and cost information; (F) information identifying or otherwise concerning Participants, independent contractors and consultants; (G) information on new and existing programs and services, prices, terms, and related information; (H) the terms of this Agreement; (I) all information marked, or otherwise designated, as confidential by the Company or any of its Subsidiaries or which Participant should reasonably know is confidential or proprietary information of the Company or any of its Subsidiaries; (J) all information or materials similar or related to any of the foregoing, in whatever form or medium, whether now existing or arising hereafter (and regardless of whether merely stored in the mind of Participant or Participants or consultants of the Company or any of its Subsidiaries, or embodied in a tangible form or medium); and (K) all tangible embodiments of any of the foregoing.

(d)	Therefore, Participant agrees that, except as required by law or court order, including, without limitation, depositions, interrogatories, court testimony, and the like (and in such case provided that Participant must give the Company and/or its Subsidiaries, as applicable, prompt written notice of any such legal requirement, disclose no more information than is so required and seek, at the Company’s sole cost and expense, confidential treatment where available and cooperate fully with all efforts by the Company and/or its Subsidiaries to obtain a protective order or similar confidentiality treatment for such information), Participant shall not disclose to any unauthorized person or entity or use for Participant’s own purposes any Confidential Information without the prior written consent of the Company’s Board of Directors, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a direct or indirect result of Participant’s acts or omissions. Participant shall deliver to the Company at the termination of Participant’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information (including any work product) or the business of the Company and its Subsidiaries which Participant may then possess or have under Participant’s control and if, at any time thereafter, any such materials are brought to Participant’s attention or Participant discovers them in his possession or control, Participant shall deliver such materials to the Company immediately upon such notice or discovery.

14. Enforcement.

(a)	Participant acknowledges and agrees that the Company entered into this Agreement in reliance on the provisions of Section 13 and the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business of the Company and its subsidiaries and other Confidential Information and goodwill of the Company and its subsidiaries to the extent and for the periods of time expressly agreed to herein. Participant acknowledges and agrees that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Participant by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future. Participant expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

(b)	Notwithstanding any provision to the contrary herein, the Company or its subsidiaries may pursue, at its discretion, enforcement of Section 13 in any court of competent jurisdiction (each, a “Court”).

(c)	Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. More specifically, if any Court determines that any of the covenants set forth in Section 13 are overbroad or unreasonable under applicable law in duration, geographical area or scope, the parties to this Agreement specifically agree and authorize such Court to rewrite this Agreement to reflect the maximum duration, geographical area and/or scope permitted under applicable law.

(d)	Because Participant’s services are unique and because Participant has intimate knowledge of and access to confidential information and work product, the parties hereto agree that money damages would not be an adequate remedy for any breach of Section 13, and any breach of the terms of Section 13 would result in irreparable injury and damage to the Company and its subsidiaries for which the Company and its subsidiaries would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Section 13, the Company or its successors or assigns, in addition to any other rights and remedies existing in their favor at law or in equity, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without having to prove damages. The terms of this Section 14 shall not prevent the Company or any of its subsidiaries from pursuing any other available remedies for any breach or threatened breach of this Agreement, including the recovery of damages from Participant.

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[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BURLINGTON STORES, INC.

By:
Name:
Title:

ACCEPTANCE

Participant hereby acknowledges receipt of a copy of the Plan, represents that Participant has read and understands the terms and provisions thereof, and accepts this Award subject to all the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences associated with this Award or disposition of the Shares associated with this Award and that Participant should consult a tax adviser.

Participant